Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

South Bow Corporation

South Bow Infrastructure Holdings Ltd.

South Bow Canadian Infrastructure Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	—	—	—	—	—	—	—

Fees Previously Paid	Other	Guarantees of 4.911% Senior Notes due 2027	Other(1)	—	$700,000,000(1)	0.0001531	$107,170.00

Fees Previously Paid	Other	Guarantees of 5.026% Senior Notes due 2029	Other(1)	—	$1,000,000,000(1)	0.0001531	$153,100.00

Fees Previously Paid	Other	Guarantees of 5.584% Senior Notes due 2034	Other(1)	—	$1,250,000,000 (1)	0.0001531	$191,375.00

Fees Previously Paid	Other	Guarantees of 6.176% Senior Notes due 2054	Other(1)	—	$700,000,000(1)	0.0001531	$107,170.00

Total Offering Amount					$3,650,000,000	—	—

Total Fees Previously Paid					—	—	$558,815.00

Total Fee Offsets					—	—	—

Net Fee Due					—	—	$0.00

(1)

As set forth on Exhibit 107 to the Registration Statement on Form S-4 filed on this date by South Bow USA Infrastructure Holdings LLC, as issuer, has registered the offer and sale of debt securities with a maximum aggregate offering price of $3,650,000,000 and has paid a registration fee of $558,815.00 in connection therewith. No separate consideration will be received for the Guarantees of 4.911% Senior Notes due 2027, 5.026% Senior Notes due 2029, 5.584% Senior Notes due 2034 and 6.176% Senior Notes due 2054 being registered hereby. As a result, in accordance with Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is payable with respect to the guarantees and no registration fee is payable in connection with this Form F-10.